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                                                                     EXHIBIT 4.9


                         UNITED AIR SPECIALISTS, INC.

                         INCENTIVE STOCK OPTION PLAN

                                     1985


        1.  Effective Date of 1985 Plan.

        This plan known as the United Air Specialists, Inc. 1985 Incentive Stock Option Plan (herein called the "1985 Plan") shall become effective July 1, 1985, the date fixed by the Board of Directors (herein called the "Board") of United Air Specialists, Inc. (herein called the "Company") subject to approval, on or before June 30, 1986, by the shareholders of the Company. The 1985 Plan reads as follows:

        2.  Purpose of 1985 Plan.

        This 1985 Plan is to afford an incentive to corporate officers and key managerial personnel of the Company and of any subsidiaries of the Company to acquire a proprietary interest in the Company and to enable the Company and its subsidiaries to attract and retain such officers and key managerial personnel.

        3.  The Stock.

        The stock which may be optioned and sold under the 1985 Plan is not to exceed 120,000 shares of the common stock, without par value, of the Company, which shares may be taken from the unissued but authorized shares of the common stock of the Company, from treasury shares, or from common stock purchased by the Company from the open market. If for any reason an option under this 1985 Plan expires in whole or in part, shares subject to such expired option may again be subjected to an option under this 1985 Plan.

        4.  Eligibility.

        Options shall be granted only to persons who at the time of the grant are corporate officers or key managerial personnel of the Company, or of any parent corporation or subsidiary corporation of the Company, and are eligible under the Internal Revenue Code of 1954, as amended, to receive an "incentive stock option" as defined in Section 422A of the Internal Revenue Code of 1954, as amended. Under the terms of said statute, an option may be granted at any time within ten years after the adoption of this 1985 Plan, or approval by the shareholders, whichever is earlier; and an option may be exercised at any time within ten years after the granting of such option, except that an option granted to any individual who owns stock possessing more than ten percent of the total combined voting power of the stock of the Company or of any parent corporation or subsidiary corporation must be exercised within five years after the granting of such option. Whenever reference is
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made in this 1985 Plan to Section 422A or Section 425 of the Internal Revenue
Code of 1954, as amended, the reference shall be to said Section as it is now in force or as it may hereafter be amended by an amendment which is applicable to this 1985 Plan.

        The terms "parent corporation" and "subsidiary corporation" shall have the meanings given to them by Section 425 of the Internal Revenue Code of 1954, as amended. With approval of the Board, the Committee designated pursuant to
Section 11 of this Plan (herein called the "Committee") will determine or, if there is no Committee, the Board will determine the employees to whom options are to be granted and the number of shares subject to each option. Participation in the 1985 Plan and the exercise or non-exercise of any option granted are entirely voluntary on the part of each employee to whom the option is offered.

        5.  Price.

        The price at which shares of stock of the Company may be purchased under the stock options granted hereunder shall be fixed by the Committee with the approval of the Board or, if there is no Committee, by the Board, and shall be not less than the following:

            (a) 110% of the fair market value of the stock at the time the option is granted (but not less than par value), with respect to an option granted to an individual who owns stock possession more than ten percent (10%) of the total combined voting power of the stock of the Company or of any parent corporation or subsidiary corporation of the Company; or

            (b) the fair market value of the stock at the time the option is granted (but not less than par value), with respect to an option granted to individuals other than those described in subsection (a).

        The fair market value shall be what the Board, or the Committee with the approval of the Board, in good faith determines it to be.

        6.  Maximum Amount of Grant.

        The aggregate fair market value (determined as of the time the option is granted) of the stock for which an employee may be granted options in any calendar year under this 1985 Plan and all other incentive stock option plans of the Company and any parent or subsidiary corporations of the Company shall not exceed $100,000 plus any "unused limit carryover" as that term is defined in Section 422A(c)(4) of the Internal Revenue Code of 1954, as amended.

        7.  Time of Grant, Period of Options, and Right to Exercise.

        Subject to the provisions and limitations of this 1985 Plan, options may be granted by the Company at such time or times as may be determined by the Committee with the approval of the Board or,




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if there is no Committee, by the Board during the period this 1985 Plan is in effect.

        The time or times when options granted hereunder or portions thereof shall become exercisable, the expiration dates of the options, the manner of their exercise, and the terms of payment of the option price shall be as determined by the Committee with the approval of the Board, or if there is no Committee, by the Board at or prior to the terms of the respective grants of the options.

        Notwithstanding any provision contained herein, no option granted may be exercisable by the option grantee if he is the grantee of an outstanding (within the meaning of Section 422A(c) (7) of the Internal Revenue Code of 1954, as amended) "incentive stock option" which was granted before the granting of the option in issue to purchase stock of the Company or in a corporation which (at the granting of the option in issue) is a parent or subsidiary corporation of the Company, or in any predecessor of such corporations.

        Each option granted hereunder shall be exercisable during the lifetime of the option grantee only by him and only if at all times during the period beginning with the date of the granting of the option and ending on the day three (3) months before the date he elects to exercise the option he was an employee of either the Company, a parent or subsidiary corporation of the Company, or a corporation or parent or subsidiary corporation of such corporation issuing or assuming the option in a transaction to which Section 425(a) of the Internal Revenue Code of 1954, as amended, applies.

        In the event of the death of an option grantee at a time when he is entitled to exercise his option or any part thereof, his estate, or any person who acquires the right to exercise his option by bequest or inheritance or by reason of his death, shall have such rights to exercise his option as provided in the grant of the option to him as shall be permissible in the case of "incentive stock options" under the Internal Revenue Code of 1954, as amended.

        8.  Non-Transferability.

        Options granted hereunder shall be personal to the employee, and shall be non-assignable and non-transferable otherwise by will and by the law of descent and distribution.

        9.  Stock Dividends, Recapitalization, etc.

        In the event of a stock dividend paid in shares of the class of stock subject to any option outstanding hereunder, or a recapitalization, a reclassification, a split-up, or a combination of shares with respect to aid class of stock, the Committee with the approval of the Board or, if there is no Committee, the Board shall have power to make appropriate adjustment of the option price under such option and of the number of shares as to which such option is then exercisable, to the end that the option grantee's propor-




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tionate interest shall be maintained as before the occurrence of such event;
and in any such case, an appropriate adjustment shall also be made in the total number of shares of stock reserved for the future granting of options under this 1985 Plan. Any such adjustment made by the Committee or the Board pursuant to this 1985 Plan shall be binding upon the holders of all unexpired option rights outstanding hereunder. The Company shall give to each option grantee appropriate information as to any such adjustments.

        10.  Merger, Consolidation, Reorganization, Liquidation, etc.

        If the Company shall become a party to any corporate merger, consolidation, major acquisition of property or stock, separation, reorganization, or liquidation, the Committee with the approval of the Board or, if there is no Committee, the Board shall have power to make arrangements, which shall be binding upon the holders of unexpired option rights, for the substitution of new options for any unexpired options then outstanding under this 1985 Plan, or for the assumption of any such unexpired options, provided that such arrangements shall meet the requirements of Section 425(a) of the Internal Revenue Code of 1954, as amended, or such similar provisions of the Internal Revenue Code as may then be in effect.

        11.  Administration of 1985 Plan.

        This 1985 Plan shall be administered by the Stock Option Plan Committee, which may be appointed from time to time by a resolution passed by a majority of the whole Board, or, if no committee has been appointed by the Board, shall be administered by the Board. No option grantee hereunder shall be a member of such Committee. All actions of the Committee shall be subject to the approval of the Board.

        12.  Form of Option.

        Each option granted hereunder shall contain such provisions and conditions in addition to those included in this 1985 Plan as the Committee with the approval of the Board or, if there is no Committee, the Board shall deem advisable, provided that no such additional provisions or conditions shall be inconsistent with this 1985 Plan or with the provisions of the Internal Revenue Code of 1954, as amended, dealing with "incentive stock options."

        13.  Duration and Amendment of 1985 Plan.

        This 1985 Plan shall expire, unless sooner terminated by the Board of Directors, ten (10) years following the date upon which this 1985 Plan is approved by the shareholders of the Company. This 1985 Plan may be terminated at any time as to all shares not then subject to outstanding options, by a resolution duly adopted by the Board. Neither the expiration nor the termination of this 1985 Plan shall affect any option theretofore granted hereunder.




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        The Board may from time to time amend the 1985 Plan, except that the
Board may not:

            (1) Increase the maximum number of shares for which options may be granted under the 1985 Plan, except as set forth in Paragraph 9 above;

            (2)  Change the class of employees eligible to receive options;

            (3) Change the limitation with respect to the minimum price at which shares may be optioned;

            (4) Cause the Plan, as amended, to fail to qualify as a plan for the issuance of "incentive stock options" or to be inconsistent with the provisions of the Internal Revenue Code of 1954, as amended, dealing with "incentive stock options."

        No amendment of this 1985 Plan may, without the consent of the employee to whom an option shall theretofore have been granted, adversely affect the rights of such employee under such option.

        14.  Notices.

        All notices given, made, delivered, or transmitted to an employee by the Company shall be deemed duly given when mailed first class mail, postage prepaid, and addressed to the employee at the address last appearing on the records of the Company. An employee may change the address as shown on the records of the Company giving written notice thereof to the Company.

        15.  Approval of Appropriate Agencies.

        All shares issued hereunder shall be first registered with or otherwise approved by all appropriate State of Ohio and/or Federal Officers or Agencies.



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